EXHIBIT 99.1

LANCE, INC. TO DISCONTINUE SALES OF MINI SANDWICH CRACKERS;
TO INCUR FIRST QUARTER CHARGES;
SCHEDULES CONFERENCE CALL AT 3:00 PM (EDT)

     CHARLOTTE, NC, April 11, 2003 – Lance, Inc. (NASDAQ – NNM: LNCE) today announced that it is discontinuing distribution of its Poppers line of mini sandwich crackers and cookies through its route sales system. The Company cited declining consumer demand for mini sandwich crackers and cookies and indicated that the discontinuation is expected to result in pre-tax charges of approximately $8.4 million in the First Quarter of 2003. These charges include a fixed asset impairment of approximately $6.4 million and provisions for inventories and unamortized design costs. Combined with previously announced first quarter severance provisions of approximately $1.1 million, these charges are expected to reduce earnings by about $.20 per share.

     Lance plans to release earnings for the First Quarter of 2003 on Thursday, April 24, 2003. The Company indicated today that revenues during the first quarter were down approximately 3% compared to the prior year first quarter and it anticipates a net loss of approximately $0.10 per share, on a diluted basis, after recording the charges outlined above.

     Also, today Lance lowered its full-year 2003 earnings estimate to a range of $0.15 to $0.25 per share. The Company reiterated that it intends to continue working aggressively to reduce costs throughout the organization and that additional charges may be identified and announced during 2003.

     “We and our trade customers were very excited about the Poppers introduction,” said Paul A. Stroup III, Chairman, President and Chief Executive Officer. “It has been disappointing to see the mini sandwich cracker and cookie category trending down sharply in recent months. Many of the changes we are making are difficult but necessary steps toward improving our operational and financial performance. We remain very focused on increasing the productivity of our route sales system, resolving our vending issues and aggressively reducing costs.”

     Lance, Inc. has scheduled a conference call at 3:00 p.m. eastern daylight time on Friday, April 11, 2003 to provide an update on business conditions. To participate in the call, the dial-in number is (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE”. A continuous replay of the call will be available beginning at 7:00 p.m.

on April 11, 2003 and will run through April 18, 2003 at midnight. The replay telephone number is (800) 642-1687. The international replay number is (706) 645-9291. The replay access code is 9747064. Investors may also access a web-based replay of the conference call at Lance’s web site, www.lance.com.

     Lance, Inc. manufactures and markets snack foods throughout much of the United States and Canada.

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, the effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risk, are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.